Exhibit 99.3

ARIAD’s Investigational Medicine Brigatinib Demonstrated 15.6 Month Systemic Median Progression-Free Survival in ALTA Study

- Analysis Also Demonstrated Intracranial Median Progression-Free Survival (PFS) of 18.4 Months

- 55 Percent Confirmed Systemic Objective Response Rate

- Investor and Analyst Webcast to be Held Today at 4:00 p.m. Central European Time (10:00 a.m. Eastern Time)

CAMBRIDGE, Mass. & VIENNA--(BUSINESS WIRE)--December 7, 2016--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA), a rare cancer-focused innovative biotechnology company, today announced clinical data on brigatinib, its investigational anaplastic lymphoma kinase (ALK) inhibitor, from the pivotal ALTA trial in ALK-positive (ALK+) non-small cell lung cancer (NSCLC) patients who had experienced disease progression on crizotinib therapy. As of May 31, 2016, the data show that of patients on the 180-mg regimen with a median follow-up of 11 months, 55 percent achieved confirmed objective response as assessed by the investigator. In this arm, the median progression-free survival (PFS) was 15.6 months in this post-crizotinib setting, by both investigator and independent review committee (IRC) assessment. Additionally, in this arm, 67 percent of patients with measurable brain metastases achieved a confirmed intracranial objective response, and intracranial PFS was 18.4 months among patients with any brain metastases at baseline. These data will be presented today at the International Association for the Study of Lung Cancer (IASLC) 17th World Conference on Lung Cancer (WCLC) being held in Vienna.

“These updated ALTA trial data show that with additional follow-up, median progression-free survival from brigatinib given post-crizotinib is now 15.6 months, and that this is the same whether assessed by the investigators or an independent review committee,” said D. Ross Camidge, M.D., Ph.D., director of thoracic oncology at the University of Colorado. “Whether this is a reflection of broader suppression of potential resistance mutations, or its effects on protecting the central nervous system, or both, requires further investigation but by itself these progression-free survival data should be very encouraging for physicians and patients alike. These data really support the idea to pursue brigatinib, not just post-crizotinib, but also in the ongoing ALTA 1L study, which aims to assess its potential in the ALK-treatment naive setting.”

The ALTA Trial

The ALTA (ALK in Lung Cancer Trial of AP26113) trial enrolled 222 patients with ALK+ NSCLC who had been treated with and experienced disease progression on their most recent crizotinib therapy. Patients were randomized one-to-one to receive either 90 mg of brigatinib once per day (QD) (Arm A), or 180 mg QD, preceded by a lead-in dose of 90 mg QD for seven days (Arm B). In addition, patients were stratified by presence of brain metastases at baseline and best response to prior crizotinib therapy.

The primary endpoint of the ALTA trial is investigator-assessed confirmed objective response rate (ORR) as measured by the Response Evaluation Criteria in Solid Tumors (RECIST). Key secondary endpoints include PFS, confirmed ORR assessed by an IRC, overall survival (OS), CNS response and PFS, duration of response, safety and tolerability.

Key Data from the ALTA Trial Update

Brigatinib Efficacy and Safety in ALK+ NSCLC Patients:
Clinical Data as of May 31, 2016 with IRC Data as of July 13, 2016

  A total of 222 patients with ALK+ NSCLC treated with prior crizotinib therapy were randomized in the study (110 patients in Arm B at the 180-mg dose level with a seven-day lead-in at 90 mg and 112 patients in Arm A at the 90-mg dose level). The last patient was enrolled in the study in September 2015.
  The median follow-up was 11 months in Arm B and 10.2 months in Arm A. ALTA trial data presented at the 2016 American Society of Clinical Oncology (ASCO) meeting, as of February 29, 2016, had median follow-up of 8.3 months in Arm B and 7.8 months in Arm A.
  Investigator-assessed confirmed ORR in Arm B was 55 percent. IRC-assessed confirmed ORR in Arm B was 54 percent. Investigator-assessed confirmed ORR in Arm A was 45 percent. IRC-assessed confirmed ORR in Arm A was 49 percent.
    In a subgroup analysis of confirmed ORR by baseline characteristics, there was no difference in confirmed ORR based on prior chemotherapy versus no prior chemotherapy.
    The subgroup analysis by best response to prior crizotinib (partial or complete response versus other) suggests that patients who had achieved partial or complete responses on prior crizotinib treatment had a significantly higher confirmed ORR, compared with patients who did not achieve these responses.
  Responses in Arm B included a confirmed partial response in a patient with the ALK kinase domain G1202R mutation at baseline, which is associated with resistance to all approved tyrosine kinase inhibitors (TKIs).
  Median PFS was 15.6 months by both investigator assessment and IRC assessment in Arm B. Median PFS was 8.8 months by investigator assessment and 9.2 months by IRC assessment in Arm A.
  Probability of OS at one year was 82 percent and 71 percent in Arm B and Arm A, respectively. The median OS had not been reached in either arm.
  Of the 44 patients with measurable intracranial brain metastases at baseline, the IRC-assessed intracranial ORR was 67 percent (12/18) in Arm B and 46 percent (12/26) in Arm A.
    The median IRC-assessed intracranial PFS was 18.4 months in Arm B and 15.6 months in Arm A.
  The most common treatment-emergent adverse events (TEAEs; ≥ 30% of all patients, [Arm B/A]), regardless of relationship to treatment, were nausea (43%/36%), diarrhea (39%/21%), cough (36%/23%), headache (30%/28%) and increased blood creatine phosphokinase (CPK) (33%/11%).
  TEAEs, grade ≥3, occurring in ≥4 percent of all patients (excluding neoplasm progression; Arm B/A), were increased CPK (10%/3%), hypertension (6%/6%), pneumonia (5%/3%) and increased lipase (3%/5%).
  A subset of pulmonary adverse events (AEs) with early onset (median: Day 2; range: Day 1-9) occurred in six percent of all patients (grade ≥3 in 3% of patients); no such events with early onset occurred after dose escalation to 180 mg QD in Arm B.
  Discontinuations and dose reductions due to AEs (Arm B/A) were 10 percent/three percent and 23 percent/eight percent, respectively. Discontinuations due to documented progressive disease (Arm B/A) were 23 percent and 30 percent.

“We are encouraged by the maturing efficacy and safety profile of brigatinib in this later data cut, which adds three months of follow up compared to the data presented at ASCO,” stated Timothy P. Clackson, Ph.D., president of research and development and chief scientific officer at ARIAD. “These data are intended to be submitted to the European Medicines Agency in early 2017 for marketing approval. Pending regulatory review, we expect that brigatinib may become an important therapeutic option for the crizotinib-resistant population.”

The poster presentation, “Brigatinib in Crizotinib-Refractory ALK+ NSCLC: Central Assessment and Updates from ALTA, a Pivotal Randomized Phase 2 Trial,” (Abstract #4046, Poster ID P3.02a-013) will be presented today, Wednesday, December 7, 2016 from 14:30 - 15:45 GMT.

About Brigatinib

Brigatinib is an investigational, targeted cancer medicine discovered internally at ARIAD. Brigatinib received Breakthrough Therapy designation from the FDA for the treatment of patients with ALK+ NSCLC whose tumors are resistant to crizotinib, and was granted orphan drug designation by the FDA for the treatment of ALK+ NSCLC. The FDA has accepted brigatinib’s New Drug Application and has granted ARIAD’s request for Priority Review and set an action date of April 29, 2017 under the Prescription Drug User Fee Act (PDUFA). ARIAD intends to submit a Marketing Authorization Application (MAA) for brigatinib to the European Medicines Agency (EMA) in early 2017.

ARIAD has also initiated the Phase 3 ALTA 1L trial to assess the efficacy and safety of brigatinib in comparison to crizotinib in patients with locally advanced or metastatic ALK+ NSCLC who have not received prior treatment with an ALK inhibitor. More information on brigatinib clinical trials, including the expanded access program (EAP) for ALK+ NSCLC can be found here.

Investor and Analyst Briefing and Webcast

Timothy P. Clackson, Ph.D., president of research and development and chief scientific officer of ARIAD will host an investor and analyst briefing today, Wednesday, December 7, at 4:00 p.m. Central European Time (10:00 a.m. Eastern Time) to discuss the data presented at WCLC. Dr. Clackson will be joined by Karen Reckamp, MD, associate professor in the Department of Medical Oncology & Therapeutics Research and co-director of the Lung Cancer and Thoracic Oncology Program at City of Hope Comprehensive Cancer Center (COHCCC).

The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 844-249-9386 (domestic) or 270-823-1534 (international) five minutes prior to the start time and providing the pass code 20888507. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is focused on discovering, developing and commercializing precision therapies for patients with rare cancers. ARIAD is working on new medicines to advance the treatment of rare forms of chronic and acute leukemia, lung cancer and other rare cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Forward-Looking Statements

This press release contains forward-looking statements, each of which are qualified in their entirety by this cautionary statement. Any statements contained herein which do not describe historical facts, including, but not limited to the statements related to the potential promise and importance of brigatinib as a potential treatment option for ALK+ lung cancer patients, additional clinical data that may be reported on brigatinib and the expected timing and actions on our regulatory filings for brigatinib, are forward-looking statements that are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These factors, risks and uncertainties include, but are not limited to, our ability to successfully commercialize and generate profits from sales of our products; our ability to meet anticipated clinical trial commencement, enrollment and completion dates and regulatory filing dates for our products and product candidates and to move new development candidates into the clinic; our ability to execute on our key corporate initiatives; regulatory developments and safety issues, including difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; competition from alternative therapies; our reliance on the performance of third-party manufacturers, specialty pharmacies, distributors and other collaborators for the supply, distribution, development and/or commercialization of our products and product candidates; the occurrence of adverse safety events with our products and product candidates; the costs associated with our research, development, manufacturing, commercialization and other activities; the conduct, timing and results of preclinical and clinical studies of our products and product candidates, including that preclinical data and early-stage clinical data may not be replicated in later-stage clinical studies; the adequacy of our capital resources and the availability of additional funding; the ability to satisfy our contractual obligations, including under our leases, convertible debt and royalty financing agreements; patent protection and third-party intellectual property claims; litigation and government investigations; our operations in foreign countries with or through third parties; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in our public filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Except as otherwise noted, these forward-looking statements speak only as of the date of this press release and we undertake no obligation to update or revise any of these statements to reflect events or circumstances occurring after this press release. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Manmeet Soni, 617-503-7298
Manmeet.soni@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com